Exhibit 5.1

O’Melveny & Myers LLP 400 South Hope Street 18th Floor Los Angeles, CA 90071-2899	T: +1 213 430 6000 F: +1 213 430 6407 omm.com

August 14, 2017

Malibu Boats, Inc.

5075 Kimberly Way

Loudon, Tennessee 37774

Re:	Offering of 2,300,000 Shares of Class A Common Stock of Malibu Boats, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Malibu Boats, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company under the Prospectus Supplement, dated August 9, 2017, to the Base Prospectus, dated May 15, 2015, of 2,300,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-203976) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 8, 2015 and declared effective by the Commission on May 15, 2015.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that the issuance and sale of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and the Shares are validly issued, fully paid and non-assessable.

The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus and prospectus supplement constituting part of the Registration Statement. This opinion is

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expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny and Myers

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